Salt Financial LLC
20 West 22nd Street, Suite 906
New York, NY 10010

January 31, 2019

Board of Trustees
Salt Funds Trust
20 West 22nd Street, Suite 906
New York, NY 10010

To the Board of Trustees:

Salt Financial LLC offers to purchase from Salt Funds Trust (the “Trust”) 4,000 shares of beneficial interest of the Salt Low truBeta US Market ETF (the “Fund”), a series of the Trust, at a price of $25.00 per share for an aggregate purchase price of $100,000 cash, all such shares to be validly issued, fully paid, and non-assessable, upon issuance of such shares and receipt of said payment (the “Initial Shares”).

Salt Financial LLC represents and warrants that the Initial Shares will be held for investment purposes and are not being purchased with any present intent of redeeming or selling the same; provided, however, that Salt Financial LLC may redeem the Initial Shares immediately prior to the commencement of the public offering of Fund shares if it promptly purchases shares of the Fund of equal value in the secondary market.

Sincerely,

SALT FINANCIAL LLC

/s/ Alfred Eskandar
Alfred Eskandar
Chief Executive Officer & Chief Investment Officer